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                                                                     EXHIBIT 5.1


                                                               November 10, 1999




ORIX Credit Alliance Receivables Corporation II,
   300 Lighting Way,
      Secaucus, New Jersey  07096-1525.

ORIX Credit Alliance Receivables Trust 1999-A,
   c/o The Bank of New York (Delaware),
      502 White Clay Center,
         Newark, Delaware  19714-6973.

Dear Sirs:

         In connection with the registration under the Securities Act of 1933 (the "Act") by ORIX Credit Alliance Receivables Corporation II, a Delaware corporation (the "Company"), as originator of ORIX Credit Alliance Receivables Trust 1999-A, a Delaware business trust (the "Trust"), of Receivable-Backed Notes, Classes A-1, A-2, A-3, A-4, B and C (the "Notes"), we, as your special counsel, have examined such corporate records, certificates and other
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ORIX Credit Alliance Receivables Corporation II
ORIX Credit Alliance Receivables Trust 1999-A                                -2-



documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

                  Upon the basis of such examination, we advise you that, in our opinion:

                  (1) When the Registration Statement on Form S-1, as amended (File No. 333-84627) (the "Registration Statement"), filed by the Company on behalf of the Trust with respect to the Notes, has become effective under the Act, the Indenture relating to the Notes has been duly authorized, executed and delivered, the terms of the Notes and of their issuance and sale have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Trust and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Trust, and the Notes have been duly executed and authenticated in accordance with the Indenture and issued and sold as
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ORIX Credit Alliance Receivables Corporation II
ORIX Credit Alliance Receivables Trust 1999-A                                -3-


         contemplated in the Registration Statement, the Notes will constitute valid and legally binding obligations of the Trust, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                  (2) The material Federal income tax consequences of the purchase, ownership and disposition of the Notes held as capital assets by initial purchasers who are not subject to special rules are as set forth under the heading "Material Federal Income Tax Considerations" in the Registration Statement.

                  The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the
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ORIX Credit Alliance Receivables Corporation II
ORIX Credit Alliance Receivables Trust 1999-A                                -4-



references to us under the headings "Material Federal Income Tax Considerations" and "Legal Matters" in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                                         Very truly yours,



                                                         /s/ Sullivan & Cromwell